CORPORATE PARTICIPANTS
Leigh Parrish
Sport Chalet - Investor Relations
Craig Levra
Sport Chalet - Chairman, President & CEO
Howard Kaminsky
Sport Chalet - CFO

CONFERENCE CALL PARTICIPANTS
Paul Swinand
Stephens, Inc. - Analyst
James Ragan
Crowell, Weedon & Co. - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to Sport Chalet's fourth quarter fiscal 2007 earnings conference call.

At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will follow at that time. (OPERATOR INSTRUCTIONS)

As a reminder, ladies and gentlemen, this conference is being recorded today, June 5, 2007 and may not be reproduced in whole or in part without permission from the Company.

I would now like to introduce Leigh Parrish of Financial Dynamics. Please go ahead.

Leigh Parrish - Sport Chalet - Investor Relations

Thank you. Good afternoon, everyone, and thank you for joining us today.

If you have not received a copy of Sport Chalet's press release, please feel free to call us at 212-850-5600 and we can have a copy sent to you. Before we begin, I would like to make a brief statement regarding forward-looking remarks that you may hear today on the call. Except for historical information, the statements made on this conference call are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from the forecasted results. Those risks include among other things the competitive environment in the sporting goods industry in general, and in the Company's specific market areas, inflation, the challenge of implementing the Company's expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the SEC.

And now I would like to turn the call over to Craig Levra, Chairman, and CEO of Sport Chalet. Craig?

Craig Levra - Sport Chalet - Chairman, President & CEO

Thank you, and good afternoon, everyone. Thank you very much for joining us today. On the call with me is Howard Kaminsky, our Chief Financial Officer. Following my overview of our fourth quarter and full year performance and highlights, Howard will review our financial results. After our formal comments, we will both be available for any questions you might have.

While we believe that Sport Chalet made solid progress in our operational initiatives during fiscal 2007, we unfortunately did not close the year as strongly as we would have liked in terms of our financial performance. We carried some of our momentum from our record third quarter into the fourth quarter, however, we faced external challenges which impacted our results.

We experienced an exceptionally dry winter across our regions. It was the driest in Southern California's history and the fourth driest in the state with Nevada and Arizona also being challenging. On a more positive note, these conditions highlighted the operational progress we have made in the past year as well as our strong team and the hard work of our employees all of which were reflected in our ability to quickly react and adopt to weather changes.

Due to improved processes and strong execution across the organization, we were able to introduce Spring assortments and experience strong early pickup of non-Winter merchandise which tempered the impact of weaker sales of Winter merchandise. Overall fiscal 2007 was a year of solid progress and exciting developments for Sport Chalet. As we grew our footprint while continuing to diversify our product offering to bring our customers even greater choice of high quality sporting merchandise and services. We worked hard throughout the year to diversify our product offering which resulted in solid growth in key segments for both the fourth quarter and the year.

For the quarter we generated strong growth in our general athletics, water sports and women's apparel category along with our gift center. Fishing is another segment in which we experienced strong growth throughout both the quarter and year overall as we continued to offer top quality equipment and services to meet this demand.

For the full year our water sports as well as men's and women's apparel demonstrated strong year-over-year growth. Following some improvements we made in cycling, we generated improved results within our cycling business during the second half of the year. We were also successful in growing our footwear business even without the help of a normal winter.

While there remains room to grow, we're pleased to see traction within all of our outdoor categories including hard lines, footwear and apparel. In addition, we are stepping into new areas with regards to our branding in both action and professional sports offerings. We generated solid success with our NBA merchandise in the past year and apparel for teams in California and Arizona showed strong playoff related sales.

We are now anticipating success with our major league baseball offering due to our efforts to establish closer alliances with teams located within our markets such as the Angels, Padres and Dodgers. We have also seen some recent growth in our NHL offering thanks to the Ducks Stanley Cup appearance. Additionally, with regard to serving action sports enthusiasts we've added important new brands such as Element, Sessions, Bird House and Zoo York, among many others.

Building these new brand relationships is an ongoing part of our product diversification and we expect to continue this trend in fiscal 2008. At the same time we focused on merchandise in our in-store environment with many of the strategic operational initiatives we've embarked on during the year showing great promise.

As I mentioned last quarter we're implementing a new SAP system and as the work continues we're more and more confident that we made the right choice and that this will be an effective platform in 2008 and for decades to come. We have experienced advantages from our Highjump warehouse management system and expect this will further improve our inventory flow-through in the coming year. We also learned some important lessons through the implementation of our Marketmax system and we expect to achieve further enhancements in our inventory management in the coming year.

One initiative that we remain particularly excited about is our Action Pass, which is now well over the 100,000 name milestone after starting from zero only a year ago. The Action Pass is in 19 stores today and will be in all of our stores by the fall of calendar 2007, on schedule with our rollout plans for this CRM initiative. The Action Pass is an important tool because not only do most Action Pass customers spend almost double the amount spent by our normal or every day customers, but we're also learning more about cross-shopping and brand loyalty which means we're better positioned to anticipate future customer trends.
We expect this growth to continue with Action Pass. We just mailed our biggest outdoor mailer ever the first of May, and the website ActionPass.com is showing a strong number of customer visits. In connection with our Action Pass initiative we've remained strategic in our overall marketing spend. To that end we continue to do a lot of grassroots work, particularly in new markets to build the type of quality relationships with our customers that are an important part of our plan.

Now turning to our store expansion plans, as we continue to open new stores, it is important to leverage our strengths in each region we operate in. We continue to learn more about doing business in Arizona, we have found to have different requirements than California. Our dedication over the past year has paid off as we're seeing improved performance in that market. However, even in our more established markets we continue to learn, and I am especially pleased with our progress in Northern California. We are on the right path there.

We opened five new stores last year, and this year we're increasing that growth with the opening of seven stores in line with our plan of six to eight new stores. To date this year we have successfully opened stores in Phoenix, Arizona and Bakersfield, California. The store we opened in Phoenix was our fourth store in that market which is impressive given that we only opened our first stores there in November of 2005. We held a great event to launch this store with Jennie Finch on hand at the open.

We also had a successful opening at our new Bakersfield, California, store three weeks ago, over 5,000 people were on hand as top skateboarders including Tony Hawk, Bob Burnquist, Rob Lorifice, and Bucky Lasek put on a demonstration outside the store to celebrate the launch. We are excited about the success of these events and expect to continue holding similar launches as we open additional stores to drive increasing brand awareness of Sport Chalet among key demographics.

We are on track to open our fifth Phoenix area store located in Tempe, Arizona, in August. This fall we plan to open another store in Las Vegas, Nevada. Finally we will also open our Salt Lake City store marking our first store in Utah. In total, at year end we will have entered Utah with one store, and we will have three stores in Nevada, seven stores in Arizona, nine stores in Northern California, and 32 stores in our core Southern California market.

In line with our strategy to open in new markets as well as back fill our existing markets, I would like to announce that we have additional plans under way to open a new store in West Los Angeles. We're very excited about the signing of our lease for this new location near Santa Monica which is a highly desirable market in Southern California.

In further improvements to our company, we're becoming fully SOX compliant, and our Board of Directors is going through a comprehensive certification program. We take being a public company very seriously, and we will continue to meet the highest standards of any public company.

In relation to our Board of Directors, I would like to note Norbert Olberz' retirement from our board as he stepped down as Chairman Emeritus in March 2007. As you know, Norbert founded Sport Chalet in 1959 and has been the driving force behind our company's success for the past 48 years. He has served tirelessly on the Board of Directors since the Company went public in 1992. As Founder, Norbert will continue to visit our stores and work with our management team giving advice and guidance. We thank Norbert for his tremendous work and guidance and leadership over the years.

I would also like to note that Ken Olson is retiring from the board and will not be standing for re-election due to company bylaws limiting the age of our board members. We also thank Ken for his service since the Company went public in 1992 as we has been a tremendous leader serving as chair of our audit committee, also serving on our compensation committee as well as be a board member.

The guidance he has given the Company and management team has been invaluable and he is a true professional in every sense of the word. While we will miss both Norbert and Ken, we have a strong board in place to help guide the future of Sport Chalet.

As we end one fiscal year and begin another, we would like to take a moment to review where Sport Chalet stands today in terms of our business and our growth strategy. While our financial results for fiscal 2007 were impacted by the warm and dry winter we experienced, we remain pleased with what we have been able to achieve on the operational side of our business.

We are optimistic as we look forward into fiscal 2008. Taking into consideration Sport Chalet's size, we will be undertaking our greatest year of growth this year as we open seven new stores. As we continue to move forward with SAP, we're also completing our most expansive system upgrade in our company's history.

We continue to be pleased with our vendor relationships and the type of broad, but targeted merchandise and service selection we are able to offer our customers. It is important to keep in mind that while our new store openings as well as our systems initiatives will have a moderating effect on our earnings in the near term, they are critical to growing the Company and generating value for shareholders over the long-term. We have a strong plan in place to prudently expand Sport Chalet and are confident we're on the right track to success.

Now I will turn the call over to Howard for a review of our fourth quarter and full year financial results.

Howard Kaminsky - Sport Chalet - CFO

Thanks, Craig, and good afternoon, everyone.

As a quick reminder, before we begin, and as we've mentioned on our last two earnings calls, we have changed our fiscal period so each quarter ends on Sunday which aligns our internal management reporting with our public reporting. Until we anniversary this change in fiscal 2008 we will report sales on a same-day basis where necessary.

As Craig mentioned, although we grew sales during the quarter by a respectable amount compared to last year, we were disappointed with our financial results as we were negatively impacted by weather conditions. Total sales for the quarter were $97.8 million compared to total sales of $89.7 million in the fourth quarter of fiscal 2006, for a 9% gain.

We opened five new stores in fiscal 2007 and one during the fourth quarter of fiscal 2006 which contributed $8 million in sales for the quarter. As a result of our fiscal calendar change, we had one more day during the quarter this year which accounted for $1.3 million in sales. Comp store sales decreased 1% for the quarter. However, excluding winter related products, comp store sales increased 2.5%.

The decrease in comp store sales was primarily a result of Southern California having the driest winter on record which dampened the sales of winter related products. This was partially offset by strong performances in those businesses that Craig mentioned including water sports, women's apparel, general athletics, fishing and toward the end of the year our cycling business.

Sales for the full fiscal year 2007 increased 13.1% to $388.2 million from $343.2 million last year primarily due to the five new stores which opened in fiscal 2007, and one store opened in the fourth quarter of 2006 which contributed $37.3 million during the year. Comp store sales increased 2% for the year and excluding winter related products, comp store sales increased 2.1%.

Gross margin decreased to 29.3% from 30.2% in the fourth quarter of last year. The 90-basis point decrease was primarily due to increased occupancy expense as a percent of sales in new stores as they require time to reach operating efficiency.

Gross profit as a percent of sales for the fiscal year was 30.9% even with the previous year. This is a function of improvements in merchandising procurement being offset by increased occupancy costs as a percent of sales from new stores. This is further evidence that our investment in merchandising technology has been a prudent decision that will benefit the Company going forward.

For the fourth quarter selling, general and administrative expenses as a percent of sales increased to 27.7% from 27% last year, again primarily due to the impact of new stores. Looking at the full fiscal year, SG&A expenses as a percent of sales were 27.8% compared to 27.1% in fiscal 2006 excluding the effect of the recapitalization during fiscal 2006.

Net income for the fourth quarter declined to $881,000 or $0.06 per diluted share compared to $1.6 million or $0.12 per diluted share for the fourth quarter last year. Net income for fiscal 2007 was $7.1 million or $0.50 per diluted share. This compares to net income in fiscal 2006 of $7.8 million or $0.55 per diluted share again when excluding the recapitalization of effects from fiscal 2006.

With regard to our balance sheet, while we have efficiently managed our cash position, we did end the year with $11 million in bank debt. The debt is a result of funding new stores and information systems as well as ending the year overstocked with inventory. While we're carrying more debt and inventory than we would have liked, we believe our inventory will soon return to expected levels.

Going forward, we will continue to prudently manage our balance sheet and will work to extend the term of our credit facility since our current one expires in September, however, we expect to continue to carry debt as the Company grows. Our capital expenditures for the year were $22.9 million compared to our expected $23.5 million as a result of ongoing growth and strategic initiatives forecasted, capital expenditures for fiscal 2008 are expected to be approximately $25 million.

We continue to implement the SAP financial and merchandising system and estimate the expenses related to Sarbanes-Oxley 404 compliance and continued costs associating with these new computer systems will total approximately $700,000 for the coming fiscal year compared to $500,000 for this past year which met our estimate.

Also related to our outlook for 2008 as Craig discussed, we recognize that new store openings and our system expenditures will have a moderating effect on our earnings in the near term. The West L.A. store will in fact begin to incur additional rent expense beginning in October of this year, prior to its projected opening in May of 2008. However, I would like to reiterate that to grow the Company and generate value for shareholders over the long-term, these are necessary steps and ones that we firmly believe in.

That concludes my review of the fourth quarter and fiscal year end results. We'll now open up the call in the event any of you have any questions. Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS)

Your first question comes from the line of Paul Swinand with Stephens Inc.

Paul Swinand - Stephens, Inc. - Analyst

Good afternoon, Ken. Can you hear me?

Craig Levra - Sport Chalet - Chairman, President & CEO

Yes, Paul, how are you.

Paul Swinand - Stephens, Inc. - Analyst

I am on the line for Rick Nelson.

Craig Levra - Sport Chalet - Chairman, President & CEO

Right.

Paul Swinand - Stephens, Inc. - Analyst

First question, going into the systems, you mentioned that you did hit your target of $500,000. You're expecting $700,000 for fiscal '08. When will you actually be done? Like when do you not incur any more incremental expense?

Howard Kaminsky - Sport Chalet - CFO

Well, the Sarbanes-Oxley 404 compliance will continue with us for awhile. I mean, we have to become compliant this year, and then auditors have more work to do in the subsequent year, but that should taper off to some degree.

The system we expect to go live in the fall, and shouldn't incur any more expense after that point, any significant expense.

Paul Swinand - Stephens, Inc. - Analyst

So okay, and then you had mentioned before you were moving the La Canada store. That's finished, right?

Craig Levra - Sport Chalet - Chairman, President & CEO

Well, Paul, it is not. What we did in February we announced the fact that we had signed a letter of intent with La Canada Properties, there were four stores that encompassed our store here in La Canada, we always reported the four together as one store.

Three of the four stores have been knocked down. That's our golf shop, our rental shop, and our ski and snowboard retail facility. As much as we possibly can, we've consolidated all of that product into one store, our larger store that I believe is about 25,000 square feet on the opposite side of the street so that the project could get underway and are hard at work and the buildings have been removed, all the buildings, and site work is underway.

Paul Swinand - Stephens, Inc. - Analyst

So how much did that impact your--was that a significant impact on the quarter at all?

Craig Levra - Sport Chalet - Chairman, President & CEO

It had some impact because of the losing the rental shop and the ski shop. Throughout the summer we don't see it as being a huge problem for us. Conversely when we get in the wintertime because of the legacy of the snow business being started here in La Canada we'll certainly feel an impact this Winter and have budgeted accordingly, and as we went through our negotiation process here we firmly reiterated the fact we would be closed for one Winter and no more than that, and so the one Winter is the Winter of 2007- 2008, and the plan is to have the new La Canada store open for business in mid-calendar year 2008.

Paul Swinand - Stephens, Inc. - Analyst

Got it. And then you mentioned the plans for the West L.A. store, and that you're going to incur rent before you're --sounds like six months before you're open there. Can you give us an idea of the magnitude of that? Is that a significant--is that going to take a $0.01 or $0.02 in the expense line flowing through EPS?

Howard Kaminsky - Sport Chalet - CFO

It will definitely impact our bottom line for the back half of the year, and it is a store that we very much look forward to in a much desired location.

Paul Swinand - Stephens, Inc. - Analyst

Okay, and then you said on inventory that you're not where you want to be, but you anticipate getting back there quickly. Can you give us inventory on a square foot basis, and do you have a target you would like to reach by the end of next quarter or--?

Howard Kaminsky - Sport Chalet - CFO

I don't have it on a square foot basis, but, yes, we expect to be in line with our historical numbers in terms of a per-store basis by the end of this quarter, at least close to it. Last year, being March of 2006, we had significant snowfall right at the end of the year which from a historical perspective reduced our Winter related product well below the norm, so we will be carrying a little more inventory relative to last year which is that carry over Winter product, but it is not a historically abnormal number.

Paul Swinand  - Stephens, Inc. - Analyst

So in other words don't look at last year, look at last several years for average inventory levels?

Howard Kaminsky - Sport Chalet - CFO

Yes.

Paul Swinand - Stephens, Inc. - Analyst

Okay. Thank you.

Howard Kaminsky - Sport Chalet - CFO

Thank you.

Paul Swinand - Stephens, Inc. - Analyst

Have a good evening.

Operator

(OPERATOR INSTRUCTIONS)

We have a question from James Ragan from Crowell, Weedon.

James Ragan - Crowell, Weedon & Co. - Analyst

Yes, thank you. Wonder if we could talk a little bit about the CapEx for the year that just concluded, close to $23 million for the year. Can you just break that down between where that all went, specifically how much of it was ear marked for new stores versus ongoing store maintenance and that type of thing?

Howard Kaminsky - Sport Chalet - CFO

Sure. I will give you a breakdown. About $11.5 million was new stores, we spent a little over $2 million on remodels, and a little over $5 million on information systems. The balance really being for recurring maintenance type items.

James Ragan - Crowell, Weedon & Co. - Analyst

Okay, and then could you do the same type of estimate for fiscal '08 for the $25 million?

Howard Kaminsky - Sport Chalet - CFO

Yes. New stores about $16 million, remodels about $2 million, and systems about $4 million.

James Ragan - Crowell, Weedon & Co. - Analyst

Okay. Great, and then also had mentioned, Craig, about Arizona, the market being--you're learning things out there a little bit different than your core markets. Can you talk specifically about what you're finding out there and how you might be doing things a little differently in Arizona?

Craig Levra - Sport Chalet - Chairman, President & CEO

Well, I will be as specific as I can without divulging secrets to the competition.

Certainly the customers there behave differently in the three, now four stores we have open, and what's really interesting is looking at shopping patterns from a time of day standpoint, certainly looking at the impact of a desert climate versus a non-desert climate if you will in most of California where we have stores today, and we really--as you look at the market and you understand different customers behave differently, there's an element of the market that we serve that leaves town in the middle of Summer because of the heat.

There is an element of the market that continues to grow exponentially even with a little bit of the housing slowdown you've been reading about in that particular state, so it is a very focused learned approach, and we're very happy so far with the marketplace, and what's great about our company strategy is that as we go into a new market, we always have plans that we work to execute very quickly to back fill in that market as the as the sites are appropriate so that the learning we achieve as new stores get out of the gate and get started, those learning’s aren’t' wasted, they're applied to other stores as they come online in that particular market, and that's Arizona to a great degree has benefited from earlier geographic expansion as we learned our lessons going through the dos and not to dos if you will of geographic expansion, so it has been a big value to our company.

James Ragan - Crowell, Weedon & Co. - Analyst

And in those Arizona stores, could you just remind us what square footage is in those stores and is that going to be the same going forward as you open new ones?

Craig Levra - Sport Chalet - Chairman, President & CEO

They're all very close to standard prototype size of 42,000 square feet. The three stores we opened in late 2005 all have SCUBA training pools, the Metro Center store we just opened does not, it is part of a mall. The stores that we'll open will all be very close to prototype size and format at 42,000 square feet.

James Ragan - Crowell, Weedon & Co. - Analyst

Great, and then for Howard just coming back to the inventory one more time, I do remember that when the inventory levels were particularly low come last year at this time, and then certainly as we got into the next couple quarters even after that, could you maybe talk about just how much inventory you have that's--what the level is that's above where you would be more comfortable or where you would like to see it?

Howard Kaminsky - Sport Chalet - CFO

Well, some things we brought in early like water sports and so we're very comfortable where we're at there, and by the end of the first quarter we'll be at a historic level. The winter product we'll carry through until next winter. We typically start receiving winter product in September with the heaviest part coming in October, so when we get around to next winter it will normalize.

James Ragan - Crowell, Weedon & Co. - Analyst

Okay, and then finally sorry if I missed it, did you give any indication of how the first quarter is going now that the quarter is largely really rolling now?

Craig Levra - Sport Chalet - Chairman, President & CEO

Honestly, James, it is still just a little too early to call. We've got some categories in stores that are doing exceptionally well and some others that we would like to see doing a touch better as we always have every quarter, and it is way too early to make a predictions.

James Ragan - Crowell, Weedon & Co. - Analyst

Okay. Thank you.

Operator

(OPERATOR INSTRUCTIONS)

If there are no more questions at this time, Mr. Levra please continue with any closing comments.

Craig Levra - Sport Chalet - Chairman, President & CEO

Thank you very much, operator. We would just like to thank all of you again for joining us today.

If you have any follow-up questions please feel free to contact Howard or me and have a great afternoon. Thanks very much.

Operator

This concludes today's conference call. Thank you for your participation.